EXHIBIT 99.1

Agenus Provides Corporate Update and Second Quarter 2022 Financial Report

  Botensilimab (Fc-enhanced CTLA-4)/balstilimab (PD-1) combination data presented at the 2022 ESMO World GI Congress demonstrated remarkable clinical activity in microsatellite stable colorectal cancer (MSS CRC)
  Agenus expects to present additional botensilimab expansion cohort data at upcoming conferences in 2022
  First patient dosed in Phase 1 study of AGEN1571 (anti-ILT2) in advanced solid tumors

LEXINGTON, Mass., Aug. 09, 2022 (GLOBE NEWSWIRE) -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of therapeutics designed to activate the immune response to cancers and infections, today provided a corporate update and reported financial results for the second quarter of 2022.

“Agenus’ presentation of botensilimab/balstilimab combination data in MSS colorectal cancer at ESMO GI was received with great enthusiasm by many thought leaders and clinicians in the fields of GI cancers and immuno-oncology,” said Garo Armen, PhD, Chairman and Chief Executive Officer of Agenus. “Treatment-resistant MSS CRC patients lack effective options, with the standard of care offering only a 1-2% response rate and an expected median survival ranging from 6 to 7 months. Our results could potentially change the treatment paradigm and offer hope to a significant number of patients with limited options. We are working closely with regulators and advisors to expedite botensilimab’s development in pursuit of global registrations across multiple cancers.”

Botensilimab/balstilimab data to drive rapid enrollment in randomized trials

  Combination delivered 24% overall response rate (ORR) and 73% disease control rate (DCR) in 41 heavily pretreated MSS CRC patients at ESMO GI.
  Treated population verified to be unlikely to respond – low mutational burden, no prior IO responses, largely PD-L1 negative.
  Safety profile manageable, with no grade 4 or 5 toxicities and no hypophysitis.
  Strong enthusiasm generated amongst many leading oncologists, given strong data and high unmet need.
  Agenus initiating Phase 2 randomized trials in MSS colorectal cancer, melanoma, and pancreatic cancer later this year.

Clinical-stage pipeline continues to advance

  Company to present additional Phase 1b botensilimab expansion cohort data with longer follow-up at a major medical conference later this year.
  Dosing underway in Phase 1 study to evaluate AGEN1571 as a monotherapy and in combination with botensilimab and/or balstilimab in participants with advanced solid tumors.
  Enrollment continues in Agenus directed trials, such as a combination study involving AGEN2373 (CD137 agonist) and botensilimab.

Company ends Q2 in a strong financial position

  $238 million in net cash and short-term investments reflects prudent prioritization of key programs along with capital management strategy.
  $25 million of QS-21 STIMULON™ sales-based milestone achieved, payments to be received in the second half of 2022 based on royalties owed on Shingrix sales1.
  Additional potential milestone payments and business development or financing activities may significantly enhance cash position.

Second Quarter 2022 Financial Results

We ended our second quarter 2022 with a cash and short-term investment balance of $238 million as compared to $263 million and $307 million on March 31, 2022, and December 31, 2021, respectively.

We recognized revenue of $21 million for the second quarter ended June 30, 2022, which represents an increase of $10 million from the $11 million reported for the same period in 2021. Revenue for the six months ended June 30, 2022, was $47 million, an increase of $25 million from the same period in 2021. Amounts include revenue under our collaboration agreements, in 2022 milestones earned, and revenue related to non-cash royalties earned. Non-cash royalties represent royalties from Shingrix sales which are passed to HCR under our royalty purchase agreement.

For the second quarter ended June 30, 2022, our cash used in operations was $43 million compared to $56 million for the same period in 2021. Our net loss for the quarter ended June 30, 2022, was $49 million or $0.17 per share compared a net loss of $84 million or $0.37 per share for the quarter ended June 30, 2021. Non-cash operating expenses for the second quarter ended June 30, 2022, were $19 million compared to $30 million for the second quarter of 2021.

Our cash used in operations for the six months ended June 30, 2022, was $96 million with a net loss of $100 million or $0.35 per share compared to cash used in operations of $98 million and a net loss for the same period in 2021 of $138 million or $0.65 per share.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	June 30, 2022	December 31, 2021

Cash, cash equivalents and short-term investments	$238,330	$306,923

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenues, royalty sales milestone	$17,316	$-	$17,316	$-
Revenues, non-cash royalty	144	7,826	17,778	16,310
Revenues, research and development	1,907	1,708	8,647	3,279
Revenues, other	1,559	1,196	3,126	2,860
Total Revenue	20,926	10,730	46,867	22,449

Research and development expenses	44,960	45,508	87,404	82,184
General and administrative expenses	18,914	16,650	37,866	33,003
Cost of service revenue	2,024	667	2,567	1,772
Other (income) expense	(8,966)	1,210	(8,776)	(1,369)
Non-cash interest expense	13,636	16,386	28,588	31,997
Non-cash contingent consideration fair value adjustment	(407)	14,300	(943)	13,256
Net loss	$(49,235)	$(83,991)	$(99,839)	$(138,394)

Net loss per share attributable to Agenus Inc. common stockholders:	$0.17	$(0.37)	$(0.35)	$(0.65)

Cash used in operations	$(43,453)	$(55,557)	$(95,844)	$(98,301)
Non-cash operating expenses	$19,407	$30,171	$22,842	$41,984

Conference Call
Tuesday, August 9, 2022, 8:30am ET
Dial-in numbers: (646) 307-1963 (US-NY) or (800) 715-9871 (US & CA)
Event ID: 6683845

Webcast
A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.agenusbio.com/events-and-presentations and via https://edge.media-server.com/mmc/p/xh3u6boi.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer and infections. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its subsidiary MiNK Therapeutics), adjuvants (through its subsidiary SaponiQx), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the use of therapeutic candidates botensilimab, balstilimab, AGEN1571, and AGEN2373, and QS-21 STIMULON, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action (including validation of mechanism of action), potency, durability, and safety profile of the therapeutic candidates, both alone and in combination with each other and/or other agents (e.g., botensilimab in combination with balstilimab); future clinical and regulatory development plans and commercialization plans for botensilimab, balstilimab, AGEN1571, and AGEN2373, and QS-21 STIMULON; and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Ethan Lovell

Chief External Affairs & Communications Officer

339-927-1763

ethan.lovell@agenusbio.com

1 Shingrix trade-mark is owned by or licensed to the GSK group of companies. QS-21 STIMULON trade-mark is owned by Agenus, Inc.